Lithium Technology Corporation 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Theo M.M. Kremers sales@lithiumtech.com

Lithium Technology Corporation Closes on Financing with a Strategic Investor

Plymouth Meeting, PA, November 12, 2010. Lithium Technology Corporation (“LTC”)(OTC Bulletin Board: LTHU) today announced that it has closed a $2,000,000 common stock financing with a strategic investor in a private placement.  The investor purchased a total of 83,333,333 shares of LTC common stock.  The proceeds will be used for working capital.

LTC has also entered into a letter of intent with this investor which provides for a series of strategic transactions as well as additional financing.  The intention is that this initial financing will be followed by these additional strategic transactions in the near term.

Pursuant to the proposed strategic transactions, LTC would deliver 15,000 cells as part of a development program of electric vehicles. An automotive OEM supplier is expected to be involved in the follow-on transaction as well.   The proposed strategic transaction would also include a multi-year agreement for the collaboration on large volume battery systems for motive applications.

"We are excited about this strategic opportunity," said Theo Kremers, CEO of LTC. "The collaboration will give us access to the large automotive market as well as the ability to meet the requirements and regulations for this market."  Mr. Kremers also said, “The quality of our large format cylindrical cells manufactured in Nordhausen clearly shows LTC’s ability to meet the demands of the highly competitive automotive market”.

The strategic transaction is subject to completion of definitive agreements and requisite approvals.  The closing is expected to take place by year end.

For additional information, please visit LTC online at www.lithiumtech.com.

ABOUT LTC. Lithium Technology Corporation (LTC) is a global manufacturer of large format cylindrical Li Ion cells and a global provider of power solutions for diverse applications. LTC is especially well positioned in the fast growing markets of hybrid electric and electric vehicles.

Safe Harbor for Forward-looking Statements: The foregoing information contains forward-looking statements, which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC’s actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.